Exhibit 10.1

September 27, 2012

Via Hand Delivery

Mr. Joseph M. Redling

Chief Executive Officer

NutriSystem, Inc.

Fort Washington Executive Center

600 Office Center Drive

Fort Washington, PA 19034

Dear Joe:

Reference is hereby made to the letter agreement between us dated April 4, 2012 (the "Letter Agreement"). As you know, the Letter Agreement contemplated the cessation of your service to the Company on the "Cessation Date", which term was defined as September 30, 2012 or such earlier date requested by the Company on 15 days prior written notice. To enable the Company to complete the search and hiring process for its new Chief Executive Officer, you have agreed to extend the Cessation Date to November 2, 2012 or such earlier date requested by the Company on 15 days prior written notice.

On the Cessation Date, as redefined by this letter, your service to the Company will cease on the terms described in the Letter Agreement; provided that, the date "September 30, 2012" in the second sentence of the fourth paragraph of the Letter Agreement is hereby replaced with "November 2, 2012".

To confirm that this letter accurately reflects our agreement, please countersign it in the space provided below and return it to me.

Sincerely,

/s/ David D. Clark

David D. Clark

Executive Vice President & CFO

Agreed on this 27th day of September, 2012:

/s/ Joseph M. Redling__________

Joseph M. Redling